                                                                     Exhibit 99

                        CHECKFREE MANAGEMENT CORPORATION
                       UNAUDITED CONDENSED BALANCE SHEETS

                                                         JUNE 30,   DECEMBER 31,
                                                           1999         1999
                                                         --------   ------------
                                                        (IN THOUSANDS, EXCEPT
                                                              SHARE DATA)

                         ASSETS

Current assets:
  Cash.................................................  $    291       $      3
  Related party note receivable, current portion.......     1,970          2,740
                                                         --------       --------
     Total current assets..............................     2,261          2,743
Related party note receivable, less current portion....    27,798         26,139
                                                         --------       --------
     Total.............................................  $ 30,059       $ 28,882
                                                         ========       ========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Claims payable.......................................  $    318       $     59
  Accrued liabilities..................................        --            527
  Deposit for future claims liability..................     1,970          2,740
                                                         --------       --------
     Total current liabilities.........................     2,288          3,326

Deposit for future claims liability,
  less current portion.................................    27,430         25,202

Redeemable Preferred Stock:
  Class C, 350 authorized shares, $100 par value;
    350 shares issued and outstanding..................        36             39
  Class D, 750 authorized shares, $100 par value;
    750 shares issued and outstanding..................        78             80
                                                         --------       --------
     Total redeemable preferred stock..................       114            119

Stockholders' equity:
  Preferred stock - Class B, 600 authorized shares;
    $100 par value; 600 shares issued, no amounts
    outstanding........................................
  Common stock - Class A, 1,900 authorized shares,
    $100 par value; 1,900 shares issued and
    outstanding........................................       190            190
  Retained earnings....................................        37             45
                                                         --------       --------
     Total stockholders' equity........................       227            235
                                                         --------       --------
     Total.............................................  $ 30,059       $ 28,882
                                                         ========       ========


          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
                UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                            DECEMBER 8, 1998                                DECEMBER 8, 1998
                                          (DATE OF INCEPTION)                             (DATE OF INCEPTION)
                                                  TO                 THREE MONTHS                  TO                SIX MONTHS
                                              DECEMBER 31,              ENDED                  DECEMBER 31,             ENDED
                                                 1998              DECEMBER 31, 1999               1998            DECEMBER 31, 1999
                                          -------------------     ------------------      -------------------      -----------------
                                                                           (IN THOUSANDS)

Revenues:
  Interest income from related party....     $             --         $          622           $           --           $      1,253
  Other interest income.................                   37                      4                       37                      8
                                          -------------------     ------------------      -------------------      -----------------
         Total revenues.................                   37                    626                       37                  1,261

Expenses:
  Interest expense on deposit for future
    claims liability....................                   --                    564                       --                  1,136
  General and administrative............                   --                     58                       --                    117
                                          -------------------     ------------------      -------------------      -----------------
         Total expenses                                    --                    622                       --                  1,253
                                          -------------------     ------------------      -------------------      -----------------
Income before income tax................                   37                      4                       37                      8
Income tax expense......................                   --                     --                       --                     --
                                          -------------------     ------------------      -------------------      -----------------
Net income..............................                   37                      4                       37                      8
Dividends on redeemable preferred
  stock.................................                   --                      2                       --                      4
                                          -------------------     ------------------      -------------------      -----------------
Net income applicable to common
  shareholders..........................     $             37         $            2           $           37           $          4
                                          ===================     ==================      ===================      =================

            See Notes to Interim Unaudited Condensed Financial Statements

                          CHECKFREE MANAGEMENT CORPORATION
                   UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                         DECEMBER 8, 1998
                                       (DATE OF INCEPTION)
                                                TO               SIX MONTHS
                                            DECEMBER 31,      ENDED DECEMBER 31,
                                                1998                1999
                                        ------------------    ------------------
                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income........................... $               37    $                8
                                        ------------------    ------------------
    Net cash provided by operating
      activities.......................                 37                     8

Cash flows from investing activities:
  Loan to related party................            (30,512)                   --
  Principal payments on related party
    loan...............................                 --                   892
                                        ------------------    ------------------
      Net cash provided by (used
      in) investing activities.........            (30,512)                  892

Cash flows from financing activities:
  Proceeds from assumption of health
    plan liabilities...................             30,472                    --
  Payments made on health plan
    liabilities........................                 --                (1,548)
  Advance from related party...........                 --                   360
  Proceeds from issuance of stock......                300                    --
                                        ------------------    ------------------
      Net cash provided by (used
      in) financing activities.........             30,772                (1,188)
                                        ------------------    ------------------
Net increase (decrease) in cash........                297                  (288)
Cash:
  Beginning of period..................                 --                   291
                                        ------------------    ------------------
  End of period........................ $              297    $                3
                                        ==================    ==================

Supplemental disclosure of cash flow
information:
  Interest paid........................ $               --    $            1,136
                                        ==================    ==================
  Dividends accrued on redeemable
  preferred stock...................... $               --    $                4
                                        ==================    ==================

         See notes to Interim Unaudited Condensed Financial Statements

                       CHECKFREE MANAGEMENT CORPORATION
         NOTES TO INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

1.       INTRODUCTION

         CheckFree Management Corporation ("CheckFree Management") was formed from a plan of recapitalization of RCM Systems, Inc., a wholly owned subsidiary of CheckFree Holdings Corporation ("CheckFree Holdings"), on December 8, 1998. CheckFree Management was formed as a medical claims management subsidiary in order to appropriately minimize, control, and manage the medical claims liabilities of CheckFree Holdings and its subsidiaries.

         As of September 30, 1999, CheckFree Holdings and its subsidiaries owned approximately 63% of CheckFree Management. On November 19, 1999, CheckFree Corporation, a wholly owned subsidiary of CheckFree Holdings, purchased all outstanding shares of Class D Preferred Stock. Subsequent to this purchase, CheckFree Holdings and its subsidiaries own 89% of the Company.

         The accompanying condensed consolidated financial statements and notes thereto have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles for interim financial reporting. The results of operations for the six months ended December 31, 1999 are not necessarily indicative of the results for the full year.

         These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto of CheckFree Management included within CheckFree Holdings Corporation and Subsidiaries Annual Report filed with the Securities and Exchange Commission on Form 10-K/A. In the opinion of management, the accompanying condensed consolidated unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair representation of financial results for the interim periods presented.

2.       RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998 the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133 will be effective for the Company's first quarter of fiscal 2001. The Company's current investment policy does not allow for the use of hedging instruments. In anticipation of the adoption of SFAS 133, the Company is currently reviewing all outstanding contracts for evidence of embedded derivative. Based on the procedures undertaken through this point, management does not believe that adoption of SFAS 133 will have a material impact on its results of operations.